Filed Pursuant to Rule 433
Registration Statement No. 333-133985
May 1, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 3-A4, Class 3-A5, Class 3-A6, Class 3-A7, Class 3-A8, Class 3-A9, Class B5, Class B6, Class B7, Class P and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group	Class Principal or Notional Amount(1)		Initial Interest Rate(2)	Summary Interest Rate Formula	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings
						Minimum Rate	Maximum Rate	Type	S&P	Fitch
1-A1	1	$163,005,000		5.7500%	5.7500%	Not Applicable	Not Applicable	Super Senior, Sequential	AAA	AAA
1-A2	1	$ 21,383,000		5.7500%	5.7500%	Not Applicable	Not Applicable	Super Senior, Sequential	AAA	AAA
1-A3	1	$ 32,539,000		5.7500%	5.7500%	Not Applicable	Not Applicable	Super Senior, Non-accelerating(4)	AAA	AAA
1-A4	1	$ 15,410,000		5.7500%	5.7500%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
2-A1	2A, 2B	$143,919,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A2	2B, 2D	$189,013,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only, Exchangeable	AAA	AAA
2-A3	2C, 2D	$140,720,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A4	2A, 2C	$ 95,626,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only, Exchangeable	AAA	AAA
2-A5(3)	2A	$ 60,490,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only	AAA	AAA
2-A6(3)	2B	$ 83,429,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only	AAA	AAA
2-A7(3)	2C	$ 35,136,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only	AAA	AAA
2-A8(3)	2D	$105,584,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only	AAA	AAA
2-A9(3)	2A	$ 56,478,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A10(3)	2B	$ 77,896,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A11(3)	2C	$ 32,806,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A12(3)	2D	$ 98,582,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A13(3)	2A	$ 4,012,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A14(3)	2B	$ 5,533,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A15(3)	2C	$ 2,330,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A16(3)	2D	$ 7,002,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A17	2A, 2B, 2C, 2D	$184,639,000		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A18	2A, 2B, 2C, 2D	$172,394,202		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Super Senior, Pass-Through, Exchangeable	AAA	AAA
2-A19	2A, 2B, 2C, 2D	$ 12,244,797		5.6500%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior Support, Pass-Through, Exchangeable	AAA	AAA
2-A20	2A, 2B, 2C, 2D	$284,639,000	(5)	1.3500%	6.6700% - LIBOR	0.0000%	6.6700%	Senior, Interest-Only, Exchangeable	AAA	AAA
3-A1	3	$ 60,785,000		5.6200%	LIBOR + 0.3000%	0.3000%	7.5000%	Super Senior, Pass-Through	AAA	AAA
3-A2	3	$ 64,505,000	(5)	1.8800%	7.2000% - LIBOR	0.0000%	7.2000%	Senior, Interest-Only	AAA	AAA
3-A3	3	$ 4,320,000		5.6200%	LIBOR + 0.3000%	0.3000%	7.5000%	Senior Support, Pass-Through	AAA	AAA
4-A1	4	$ 43,210,000		6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Pass-Through	AAA	AAA
AP	P	$ 1,025,284		0.0000%	0.0000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AX	3, 4	$ 6,894,688	(5)	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Interest-Only	AAA	AAA
B1	All (except P)	$ 16,600,000		6.5181%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	AA	AA
B2	All (except P)	$ 7,636,000		6.5181%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	A	A
B3	All (except P)	$ 4,648,000		6.5181%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	BBB	BBB
B4	All (except P)	$ 1,327,000		6.5181%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	BBB-	BBB-
R	4	$ 100		6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the initial interest rate as of the first distribution date.
(3)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(4)
The Class 1-A3 Certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class 1-A3 Certificates until beginning with the distribution date in May 2012.

(5)
Initial notional amount. The Class 2-A2, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A20, Class 3-A2 and Class AX Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(6)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1, 2A, 2B, 2C, 2D, 3 and 4, weighted on the basis of the group subordinate amounts thereof.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	5/25/2037	8/25/2013	$ 100,000	$1	52521L AA2
1-A2	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AB0
1-A3	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AC8
1-A4	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AD6
2-A1	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AE4
2-A2	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AF1
2-A3	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AG9
2-A4	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AH7
2-A5	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AJ3
2-A6	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AK0
2-A7	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AL8
2-A8	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AM6
2-A9	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AN4
2-A10	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AP9
2-A11	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AQ7
2-A12	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AR5
2-A13	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AS3
2-A14	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AT1
2-A15	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AU8
2-A16	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AV6
2-A17	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AW4
2-A18	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AX2
2-A19	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L AY0
2-A20	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L AZ7
3-A1	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BD5
3-A2	DD	0 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L BE3
3-A3	DD	0 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BF0
4-A1	CM	24 Day	30/360	5/25/2022	4/25/2022	$ 100,000	$1	52521L BG8
AP	DD	Not Applicable	Not Applicable	5/25/2037	4/25/2037	$ 100,000	$1	52521L BH6
AX	CM	24 Day	30/360	5/25/2037	4/25/2037	$1,000,000	$1	52521L BJ2
B1	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BK9
B2	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BL7
B3	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BM5
B4	CM	24 Day	30/360	5/25/2037	4/25/2037	$ 100,000	$1	52521L BN3
R	CM	24 Day	30/360	5/25/2037	5/25/2007	100%(5)	Not Applicable	52521L BP8

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or April 25, 2007, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.
(4)
The expected final distribution date, based upon (i) the applicable prepayment assumption and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.